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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO V.I. HIGH YIELD SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Invesco V.I. High Yield Securities Fund was held on March 28, 2013. The Meeting was held for the following purpose:

(1) Approval of an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                     Votes    Votes    Broker
Matter                                                   Votes For  Against  Abstain  Non-Votes
------                                                   ---------- ------- --------- ---------
(1)Approval of an Agreement and Plan of Reorganization.  19,966,807 847,771 1,337,478     0